Filed Pursuant to Rule 424(b)(3)
                                            File No. 333-127654


                            DELTA EXPLORATION CORPORATION

                      SUPPLEMENT NO. 1 DATED DECEMBER 13, 2005
                         TO PROSPECTUS DATED AUGUST 16, 2005

     Aleron H. Larson, Jr., one of the selling shareholders, has transferred 11,000 of the shares included for resale by him as gifts to family members. As a result, the names of some of the selling shareholders and number of shares being offered are updated as set forth below.

                                       Number of Shares
                                      Beneficially Owned
     Selling Shareholders           Prior to the Offering      Maximum Number
     --------------------          -------------------------    of Shares
                                    Number of    Percentage    That May Be
     Name            Position        Shares       of Class     Sold Hereby
     ----            --------      ---------     ----------   ---------------

Aleron H. Larson,    Director       574,500 (2)     1.4%          70,000
 Jr.

Aleron H. Larson, Sr.
 and Peggy Larson       --            1,000          *             1,000

Suzanne M. Larson       --            4,500          *             2,500

T. Burke Larson         --            2,500          *             2,500

Matthew R. Larson       --            2,500          *             2,500

Gregory T. Larson       --            4,500          *             2,500

______________________

* Less than 0.1%.

(2) Includes options to purchase 500,000 shares of Common Stock at $5.29 per share until August 26, 2013, and options to purchase 70,000 shares of Common Stock at $15.34 per share until December 21, 2014. Also includes 4,500 shares held by his daughter, Suzanne M. Larson.